Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLIS-CHALMERS CORPORATION

         Allis-Chalmers Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article First of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

         "The name of the Corporation is Allis-Chalmers Energy Inc."

         SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is March 15, 1913.

         THIRD: This Certificate of Amendment to Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment is 13,041,231 shares of Common Stock. A majority of the outstanding shares of Common Stock, voted in favor of this Certificate of Amendment to Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock.

         IN WITNESS WHEREOF, Allis-Chalmers Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of January 5, 2005."



                                        /s/ Munawar H. Hidayatallah
                                        ---------------------------
                                        Munawar H. Hidayatallah
                                        Chief Executive Officer